KPMG LLP Suite 1400 2323 Ross Avenue Dallas, TX 75201-2721
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements Nos. 333-290695 and 333-279472 on Form S-3 and registration statements Nos. 333-265504, 333-232485, 333-232330, and 333-230890 on Form S-8 of our report dated March 24, 2026, with respect to the consolidated financial statements of GameStop Corp. and subsidiaries and the effectiveness of internal control over financial reporting.
/s/ KPMG LLP
Dallas, Texas
March 24, 2026

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